SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

AXION POWER INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

YOUR IMMEDIATE ACTION IS REQUESTED

Dear Fellow Stockholder:

We recently mailed proxy materials to you for the October 2016 Axion Power International, Inc. Consent Solicitation originally scheduled to expire, today, November 14, 2016. As of November 9, 2016, we had not received the requisite number of votes for a quorum of shares which is required in order to pass or not pass the reverse split proposal set forth in the Definitive Schedule 14A filed with the SEC on October 17, 2016, so we have extended the solicitation period until 5:00 P.M. EDT on November 30, 2016. As of the close of business on November 11, 2016, we had 86,815,173 shares of our Common Stock issued and outstanding, and as of November 10, 2016, 85,388,138 shares of our common stock have been issued as a result of the conversion of principal, interest, make whole interest and true ups related to the November 2015 Senior Convertible Notes which shall be applied consistent with the conversion notices and for pre-installment shares, calculation and application of the applicable Installment price and true-up arising therefrom.

If our shareholders do not approve the reverse split set forth in the Definitive Schedule 14A filed on October 17, 2016, we will have insufficient shares with which to satisfy our obligations to issue shares upon conversion of the balance of our November 2015 convertible notes, and under the terms of those notes, we will be contractually required to seek further approval from our shareholders to increase our authorized but unissued common shares in order to have sufficient shares to satisfy our obligations under those notes.

Our recent reverse stock split with a 1:400 ratio was effected on July 15, 2016, which was approved by the shareholders on June 27, 2016 as a result of the Definitive Proxy Statement on Schedule 14A filed by the Company on May 25, 2016. The Company listed as its primary goal raising the stock price to the $1 to $3 range and providing sufficient authorized and unissued shares to satisfy its obligations with respect to the November 2015 Notes. While it was temporarily successful, as a result of continued conversions of these notes pursuant to the terms of these notes (which calls for the conversion price to be set at 75% of the then current market price), the market price of our common stock quickly decreased and is now less than $.02, thus necessitating the currently proposed reverse stock split. We cannot assure you that this further proposed reverse stock split will not again result in dilution of the magnitude experienced subsequent to the July 15, 2016 reverse stock split.

WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE TODAY.

Your vote is important no matter how many shares you own. Thank you for voting and for your continued support in our company.

Important Additional Information Will be Filed With the SEC

Axion has filed with the SEC and mailed to its shareholders a Proxy Statement on Schedule 14A in connection with the above matters. AXION SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT ON SCHEDULE 14A AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE UPCOMING REQUEST FOR APPROVAL OF A REVERSE STOCK SPLIT AND OTHER MATTERS.

Investors and security holders will be able to obtain free copies of the Proxy Statement on Schedule 14A and other documents filed with the SEC by Axion (when available) through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of such documents from Axion by contacting Axion Power International, Inc., 3601 Clover Lane, New Castle, PA 16105, Attn: Corporate Secretary, telephone 724-654-9300.

Axion and its directors and officers may be deemed to be participants in the solicitation of proxies with respect to the matters set forth in this communication. Information regarding Axion's directors and executive officers is contained in Axion's Annual Report on Form 10-K for the year ended December 31, 2014, which is filed with the SEC. You can obtain free copies of this document from Axion using the contact information set forth above. Additional information regarding interests of such participants are included in the Proxy Statement on Schedule 14A that has been filed with the SEC and available free of charge as indicated above.